Exhibit 99.1

PropTech Investment Corporation II to Combine with Appreciate, Bringing Single Family Rental Marketplace & Management Platform, Renters Warehouse, to the Public Markets

●	Appreciate Facilitates Investment in the Massive and Highly Fragmented Single Family Rental Market

●	Estimated Post-Transaction Enterprise Value of $416 Million with up to an Additional $159 Million in Net Cash[1] to Fund Growth

●	No Minimum Cash Condition and a Committed Equity Facility of $100 Million from CF Principal Investments LLC, an affiliate of Cantor Fitzgerald

●	Appreciate Management and Existing Equity Holders Will Roll 96% to 100% of Their Existing Equity into Equity of the Combined Company, Subject to PTIC Trust Redemptions[2]

NEW YORK, NY and MINNETONKA, MN, May 17, 2022 – PropTech Investment Corporation II (NASDAQ: PTIC) (“PropTech II” or “PTIC”), a special purpose acquisition company targeting businesses in the real estate technology industry, and RW National Holdings, LLC (d/b/a Appreciate) (“Appreciate” or “the company”), the parent holding company of Renters Warehouse, a leading end-to-end Single Family Rental (“SFR”) marketplace and management platform, have entered into a definitive agreement which will result in Appreciate becoming a publicly listed company.

Upon closing of the transaction, PropTech II will be renamed Appreciate and will remain listed on the Nasdaq Capital Market under the new ticker symbol “SFR.”

Through its operating company, Renters Warehouse, Appreciate offers a full-service technology platform for investing in and owning SFR properties. The company provides a proprietary online marketplace and full-service brokerage teams in over 40 markets, allowing investors to execute with efficiency and confidence. Appreciate’s clients benefit from a SFR property management platform that addresses the full spectrum of investor needs, from resident placement and property management to analytics and reporting.

Appreciate Investment Highlights

●	Substantial Addressable Market: Appreciate competes in a U.S. total addressable market estimated at more than $145 billion, with powerful demographic and secular tailwinds. The space remains highly fragmented, with no marketplace platform achieving greater than 1% market share.

●	End-to-End Marketplace Addresses Industry Gap: Appreciate’s proprietary, end-to-end SFR platform brings together both the marketplace and management segments of SFR that have traditionally been serviced independently. Appreciate helps a diversified customer base of both retail and institutional investors buy, lease, manage and sell SFR property, all in one place, creating a strong network effect and higher customer lifetime value.

[1]	Assumes no redemptions of PTIC’s public stockholders.
[2]	Excluding Appreciate’s Senior Lender.

●	Strong Unit Economics: The company has a highly scalable, recurring revenue model with an LTV/CAC[3] of over 13x which supports investment in growth. 65% of Appreciate’s revenue base is front-loaded[4] and realized in the first three months of a customer’s life on its platform.

●	Demonstrable Growth Opportunities: Significant growth opportunities exist across all business segments, including marketing-driven growth with retail investors, geographic expansion, M&A, and new products and services including payments, insurance and mortgage referrals, and landlord and resident services.

●	Experienced Management: Appreciate’s team includes leaders with deep SFR industry and operating expertise and accomplished track records of growing and scaling businesses.

“Single family rental represents an attractive investment opportunity and investment hedge, but the complexity of buying and owning a rental property has until now been a hurdle for many investors,” said Chris Laurence, CEO of Appreciate. “Our goal is to democratize SFR ownership by making the end-to-end process more seamless and closer to the experience of managing other types of investments. Combining with PropTech II and becoming a publicly listed company will enable us to scale our business with both retail and institutional investors and capitalize on the strong economic and demographic tailwinds in SFR.”

Kevin Ortner, President of Appreciate, added: “As a leader in the SFR industry for more than a decade, we have continually expanded the scope of our service offering. With the capital from our business combination with PTIC, we will be able to scale the breadth of our technology solutions, increase our share in existing markets and rapidly penetrate new geographies.”

Tom Hennessy, Chairman, co-CEO and President of PropTech II, commented: “SFR technology is one of our highest conviction investment themes at PropTech II. We believe that Appreciate, with its end-to-end solution, is the category winner in this massive but fragmented TAM. The company has an accomplished leadership team, a proven revenue model, and highly scalable unit economics. We are thrilled to partner with Appreciate and look forward to their public debut.”

Scott Honour, Chairman of Appreciate and Managing Partner of Northern Pacific Group, an Appreciate security holder, stated: “Combining Appreciate with PropTech II provides the company with the resources to accelerate its growth while allowing existing security holders to continue to participate in the ongoing upside. The PropTech II team are terrific collaborative partners, and we are excited about working together to write the next chapter in this vibrant industry.”

Transaction Terms & Financing

The combined company will have an estimated post-transaction enterprise value of $416 million, consisting of an estimated equity value of $575 million, $159 million in cash, and no debt, assuming no redemptions by PropTech II public stockholders. Cash proceeds raised will consist of PropTech II’s approximately $230 million of cash in trust (before redemptions) and a committed equity facility of $100 million (the “Committed Equity Facility”) from CF Principal Investments LLC, an affiliate of Cantor Fitzgerald & Co., subject to certain conditions precedent.

[3]	Based on fiscal year 2021 for retail property management customers. LTV based on 2021A gross margin of $8,246 per customer, assuming average fees, property value and customer life, and one Marketplace transaction during tenure of property; CAC based on 2021A average cost to acquire customers of $608 per customer.
[4]	For 2022E period. Front-Loaded revenue represents Marketplace and Placement revenue.

With no minimum cash condition, the cash in the PTIC trust account and Cantor’s committed equity facility is anticipated to support the company’s growth capital needs for 2022 and 2023. The net proceeds raised from the transaction will be used to support Appreciate’s compelling growth strategy. Appreciate is projected to generate revenue and EBITDA of $113 million and $23 million, respectively, in 2023, exclusive of any accretive benefits from M&A activity made possible by this transaction.

Current Appreciate management, employees and existing shareholders will roll 96% to 100% of their existing equity holdings into equity of the combined company, subject to redemptions by PTIC public stockholders. Assuming no redemptions, existing Appreciate security holders will receive approximately 50% of the pro forma equity as part of the transaction. The business combination has been approved by the boards of directors of both Appreciate and PropTech II. The business combination is expected to close in the second half of 2022, subject to regulatory and stockholder approvals and other customary closing conditions.

For a summary of the material terms of the proposed transaction, as well as a supplemental investor presentation, please see the Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about the proposed transaction will be described in PropTech II’s proxy statement (the “Proxy Statement”) relating to the business combination, which it will file with the SEC.

Advisors

Northland is acting as exclusive M&A advisor to PTIC. Cantor Fitzgerald & Co. is acting as exclusive capital markets advisor to PTIC. Kirkland & Ellis LLP is acting as counsel to PTIC. King & Spalding LLP is acting as counsel to CF Principal Investments LLC in connection with the Committed Equity Facility. Gateway Group is acting as investor relations and public relations to both PropTech II and Appreciate. Moelis & Co. is advisor to Appreciate. Winthrop & Weinstine, P.A. and Faegre Drinker Biddle & Reath LLP are acting as counsel to Appreciate.

Conference Call & Webcast Information

PropTech II and Appreciate management will host a conference call and webcast today to discuss the proposed transaction. The webcast will be accompanied by a detailed investor presentation. The presentation will also be available on appreciate.rent.

Date: Tuesday, May 17th, 2022

Time: 9:00 a.m. Eastern time

US Toll-free dial-in number: (866) 374-5140

International dial-in number: (404) 400-0571

Conference ID: 48619236#

The webcast will be broadcast live and available for replay after 12:00 p.m. Eastern Time here and via Appreciate’s website.

About PropTech Investment Corporation II

PropTech Investment Corporation II is a special purpose acquisition company with a proven value creation model focused on real estate technology. PTIC’s mission is to be a strategic growth partner for founders, management, employees and stockholders while adhering to PTIC’s core values of stewardship, transparency, integrity, and accountability. The PTIC team brings diverse experiences, skills and relationships to help companies grow. For more information, visit proptechinvestmentcorp.com.

About Appreciate

Appreciate, the parent holding company of Renters Warehouse, is a leading end-to-end Single Family Rental marketplace and management platform. The company offers a full-service platform for investing in and owning SFR properties, including a proprietary online marketplace and full-service brokerage teams in over 40 markets. For more information, visit appreciate.rent.

Forward-Looking Statements

Certain statements herein may be considered forward-looking statements. Forward-looking statements generally relate to future events or PTIC’s or Appreciate’s future financial or operating performance, including pro forma and estimated financial information, and other “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). For example, projections of EBITDA and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, contingencies and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Appreciate and its management, and/or PTIC and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement with respect to the business combination; (2) the outcome of any legal proceedings that may be instituted against Appreciate, PTIC, the combined company or others following the announcement of the business combination and the definitive agreement with respect thereto; (3) the inability to complete the business combination due to the failure to obtain approval of the stockholders of PTIC, to obtain financing to complete the business combination or to satisfy other conditions to closing; (4) the failure of any condition precedent to the Committed Equity Facility which could cause the termination of such facility; (5) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (6) the ability to meet stock exchange listing standards following the consummation of the business combination; (7) the risk that the business combination disrupts current plans and operations of Appreciate as a result of the announcement and consummation of the business combination; (8) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (9) costs related to the business combination; (10) changes in applicable laws or regulations; (11) the possibility that Appreciate or the combined company may be adversely affected by other economic, business, and/or competitive factors; (12) Appreciate’s estimates of expenses and profitability; (13) the failure to realize anticipated pro forma results or projections and underlying assumptions, including with respect to estimated stockholder redemptions, purchase price and other adjustments; and (14) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in PTIC’s Annual Report on Form 10-K for the year ended December 31, 2021 and Form 10-Q for the quarter ended March 31, 2022, in the Proxy Statement relating to the business combination to be filed with the SEC, and in subsequent filings with the SEC, including the definitive proxy statement relating to the business combination. There may be additional risks that neither PTIC nor Appreciate presently know or that PTIC and Appreciate currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Appreciate nor PTIC undertakes any duty, and each of Appreciate and PTIC expressly disclaims any obligation, to update or alter any projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Certain financial measures are included herein which are not presented in accordance with generally accepted accounting principles (“GAAP”) including, but not limited to, EBITDA and certain ratios and other metrics derived therefrom. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing Appreciate’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Appreciate’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.

Appreciate believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Appreciate’s financial condition and results of operations. Appreciate believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing Appreciate’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Please refer to the appendix found at the end of the investor presentation available on appreciate.rent for more details regarding the calculations of such measures and/or for a reconciliation of these measures to what Appreciate believes are the most directly comparable measures evaluated in accordance with GAAP.

Certain projections of non-GAAP financial measures are also included herein. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, Appreciate is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

Use of Projections

Financial forecasts are included herein with respect to Appreciate’s projected financial results, including, without limitation, revenue and EBITDA, for Appreciate’s fiscal year 2023. Appreciate’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion herein, and accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purpose of inclusion herein. These projections should not be relied upon as being necessarily indicative of future results. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Appreciate or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this Presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Additional Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, PTIC intends to file with the SEC a Proxy Statement and PTIC will mail a definitive proxy statement relating to the proposed business combination to its stockholders. The foregoing does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. PTIC’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and other documents filed in connection with the proposed business combination, as these materials will contain important information about PTIC, Appreciate and the business combination. When available, the definitive proxy statement and other relevant materials for the proposed business combination will be mailed to stockholders of PTIC as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: PropTech Investment Corporation II, 3415 N. Pines Way, Suite 204, Wilson, Wyoming 83014.

Participants in the Solicitation

PTIC and its directors and executive officers may be deemed participants in the solicitation of proxies from PTIC’s stockholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in PTIC is contained in PTIC’s Annual Report on Form 10-K filed with the SEC on March 9, 2022 and is available free of charge at the SEC’s website at www.sec.gov, or by directing a request to PropTech Investment Corporation II, 3415 N. Pines Way, Suite 204, Wilson, Wyoming 83014. Additional information regarding the interests of such participants will be contained in the Proxy Statement for the proposed business combination when available.

Appreciate and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of PTIC in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the Proxy Statement for the proposed business combination when available.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach, Ralf Esper

(949) 574-3860

PTIC@gatewayir.com

Media Relations Contact:

Gateway PR

Robert Collins, Zach Kadletz

(949) 574-3860

robert@gatewayir.com zach@gatewayir.com

PropTech II Contact:

contact@proptechinvestmentcorp.com